                                                                    EXHIBIT 99.1

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Newmont Gold Company:

     We have audited the accompanying consolidated balance sheets of Newmont Gold Company (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related statements of consolidated income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Newmont Gold Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                            /s/ ARTHUR ANDERSEN LLP
                                            ARTHUR ANDERSEN LLP

Denver, Colorado,
January 28, 1997,
except for Note 17
as to which the date is
March 10, 1997.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

                       STATEMENTS OF CONSOLIDATED INCOME
                        (IN THOUSANDS, EXCEPT PER SHARE)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1996        1995        1994
                                                             --------    --------    --------
Sales and other income
  Sales....................................................  $768,455    $636,219    $597,370
  Dividends, interest and other............................    26,471      42,157      22,316
  Gain on disposition of investment........................        --     113,188          --
                                                             --------    --------    --------
                                                              794,926     791,564     619,686
                                                             --------    --------    --------
Costs and expenses
  Costs applicable to sales................................   476,090     370,617     326,385
  Depreciation, depletion and amortization.................   124,841     106,835      91,115
  Exploration and research.................................    58,709      57,291      69,151
  General and administrative...............................    48,093      43,219      38,518
  Interest, net of amounts capitalized.....................    43,987      36,415       9,823
  Write-off of exploration properties......................        --      52,537          --
  Other....................................................    13,855      11,681      46,029
                                                             --------    --------    --------
                                                              765,575     678,595     581,021
                                                             --------    --------    --------
Income before equity income and income taxes...............    29,351     112,969      38,665
Equity in income of affiliated companies...................    45,221      28,895      15,395
                                                             --------    --------    --------
Pre-tax income.............................................    74,572     141,864      54,060
Income tax benefit (provision).............................    19,400     (16,992)     29,334
                                                             --------    --------    --------
Net income.................................................    93,972     124,872      83,394
Preferred stock dividends..................................        --      11,157      15,813
                                                             --------    --------    --------
Net income applicable to common shares.....................  $ 93,972    $113,715    $ 67,581
                                                             ========    ========    ========
Net income per common share................................  $   0.86    $   1.17    $   0.70
                                                             ========    ========    ========
Average shares outstanding.................................   109,766      97,375      96,472
                                                             ========    ========    ========

        The accompanying notes are an integral part of these statements.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT PER SHARE)

                                                                  AT DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              ----------    ----------
ASSETS

Cash and cash equivalents...................................  $  185,681    $   59,142
Short-term investments......................................      12,724        11,820
Accounts receivable.........................................      28,692        24,458
Inventories.................................................     188,345       173,984
Other current assets........................................      40,440        20,128
                                                              ----------    ----------
  Current assets............................................     455,882       289,532
Property, plant and mine development, net...................   1,301,952     1,255,278
Other long-term assets......................................     323,240       228,960
                                                              ----------    ----------
          Total assets......................................  $2,081,074    $1,773,770
                                                              ==========    ==========

LIABILITIES

Short-term debt.............................................  $   45,981    $   29,179
Current portion of long-term debt...........................      19,250         4,375
Accounts payable............................................      48,099        38,570
Other accrued liabilities...................................     110,764       122,312
                                                              ----------    ----------
  Current liabilities.......................................     224,094       194,436
Long-term debt..............................................     585,009       604,259
Reclamation and remediation liabilities.....................      60,672        64,795
Other long-term liabilities.................................      79,244        85,352
                                                              ----------    ----------
          Total liabilities.................................     949,019       948,842
                                                              ----------    ----------
Commitments and contingencies

STOCKHOLDERS' EQUITY

Common stock -- $0.01 par value; 250,000 shares authorized;
  110,186 and 104,875 shares issued, respectively...........       1,102         1,049
Capital in excess of par value..............................     425,704       160,081
Retained earnings...........................................     707,517       666,161
Treasury stock, at cost; 257 and 268 shares, respectively...      (2,268)       (2,363)
                                                              ----------    ----------
          Total stockholders' equity........................   1,132,055       824,928
                                                              ----------    ----------
          Total liabilities and stockholders' equity........  $2,081,074    $1,773,770
                                                              ==========    ==========

        The accompanying notes are an integral part of these statements.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

                       STATEMENTS OF CONSOLIDATED CHANGES
                            IN STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT PER SHARE)

                                                                                       CAPITAL IN                TREASURY STOCK
                                                 PREFERRED STOCK      COMMON STOCK     EXCESS OF                     AT COST
                                                -----------------   ----------------      PAR       RETAINED    -----------------
                                                SHARES    AMOUNT    SHARES    AMOUNT     VALUE      EARNINGS    SHARES    AMOUNT
                                                ------   --------   -------   ------   ----------   ---------   ------   --------
Balance at December 31, 1993..................      --   $     --   104,875   $1,049    $206,260    $ 716,709       --   $     --
  Transaction with parent (Note 2)............   2,875     14,375        --      --           --     (140,944)   8,650    (76,206)
  Common stock issued from treasury for stock
    options exercised.........................      --         --        --      --        6,638           --     (236)     2,080
  Net income..................................      --         --        --      --           --       83,394       --         --
  Common stock dividends -- $0.48 per share...      --         --        --      --           --      (46,225)      --         --
  Preferred stock dividends -- $5.50 per
    share.....................................      --         --        --      --           --      (15,813)      --         --
  Other.......................................      --         --        --      --           --        1,634       --         --
                                                ------   --------   -------   ------    --------    ---------   ------   --------
Balance at December 31, 1994..................   2,875     14,375   104,875   1,049      212,898      598,755    8,414    (74,126)
  Common stock issued from treasury primarily
    for stock options exercised...............      --         --        --      --        6,949           --     (247)     2,173
  Preferred stock redemption and conversion,
    net of costs..............................  (2,875)   (14,375)       --      --      (59,766)          --   (7,899)    69,590
  Net income..................................      --         --        --      --           --      124,872       --         --
  Common stock dividends -- $0.48 per share...      --         --        --      --           --      (46,808)      --         --
  Preferred stock dividends -- $3.88 per
    share.....................................      --         --        --      --           --      (11,157)      --         --
  Other.......................................      --         --        --      --           --          499       --         --
                                                ------   --------   -------   ------    --------    ---------   ------   --------
Balance at December 31, 1995..................      --         --   104,875   1,049      160,081      666,161      268     (2,363)
  Common stock issuance.......................      --         --     4,651      47      241,209           --       --         --
  Common stock issued primarily for stock
    options exercised.........................      --         --       660       6       24,919           --      (13)       112
  Net income..................................      --         --        --      --           --       93,972       --         --
  Common stock dividends -- $0.48 per share...      --         --        --      --           --      (52,727)      --         --
  Other.......................................      --         --        --      --         (505)         111        2        (17)
                                                ------   --------   -------   ------    --------    ---------   ------   --------
Balance at December 31, 1996..................      --   $     --   110,186   $1,102    $425,704    $ 707,517      257   $ (2,268)
                                                ======   ========   =======   ======    ========    =========   ======   ========

        The accompanying notes are an integral part of these statements.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1996         1995         1994
                                                          ---------    ---------    ---------
Operating Activities
  Net income............................................  $  93,972    $ 124,872    $  83,394
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation, depletion and amortization...........    124,841      106,835       91,115
     Undistributed earnings of affiliates...............    (13,134)      (3,603)     (14,553)
     Deferred taxes.....................................    (15,840)     (16,300)     (28,052)
     Gain on sale of investment.........................         --     (113,188)          --
     Write-off of exploration properties................         --       52,591           --
     Other..............................................      1,644        1,128       (1,950)
     (Increase) decrease in operating assets:
       Accounts receivable..............................     (4,113)      13,815        9,970
       Inventories......................................    (45,960)     (55,669)     (13,336)
       Other assets.....................................    (15,202)       8,816        1,609
     Increase (decrease) in operating liabilities:
       Accounts payable and accrued expenses............     14,412       43,552       24,868
       Other liabilities................................       (246)      (5,683)      (3,378)
                                                          ---------    ---------    ---------
Net cash provided by operating activities...............    140,374      157,166      149,687
                                                          ---------    ---------    ---------
Investing Activities
  Additions to property, plant and mine development.....   (231,174)    (309,269)    (402,030)
  Proceeds from sale of investment......................         --      116,357           --
  Net cash acquired from parent.........................         --           --       69,361
  Advances to joint venture.............................     (3,684)     (30,543)     (14,675)
  Other.................................................     (4,126)      (8,345)      16,503
                                                          ---------    ---------    ---------
Net cash used in investing activities...................   (238,984)    (231,800)    (330,841)
                                                          ---------    ---------    ---------
Financing Activities
  Short-term borrowings.................................     16,802       13,440           --
  Proceeds from long-term borrowings....................         --       15,000      528,634
  Repayments of long-term borrowings....................     (4,375)          --     (127,000)
  Proceeds from issuance of common stock................    265,449        8,034        8,718
  Dividends paid on common stock........................    (52,727)     (46,808)     (46,225)
  Dividends paid on preferred stock.....................         --      (11,860)     (15,110)
  Preferred stock redemption and conversion costs.......         --       (4,442)          --
  Debt issuance costs...................................         --         (225)      (6,641)
  Other.................................................         --           --         (974)
                                                          ---------    ---------    ---------
Net cash provided by (used in) financing activities.....    225,149      (26,861)     341,402
                                                          ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents....    126,539     (101,495)     160,248
Cash and cash equivalents at beginning of year..........     59,142      160,637          389
                                                          ---------    ---------    ---------
Cash and cash equivalents at end of year................  $ 185,681    $  59,142    $ 160,637
                                                          =========    =========    =========

See Note 14 for supplemental cash flow information.

        The accompanying notes are an integral part of these statements.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Newmont Gold Company ("NGC") and its more-than-50% owned subsidiaries (collectively, the "Company"). The Company also includes its pro-rata share of assets, liabilities and operations for joint ventures in which it has an interest. All significant intercompany balances and transactions have been eliminated. At December 31, 1996, Newmont Mining Corporation ("NMC") owned approximately 91% of the Company. The functional currency for all subsidiaries is the U.S. dollar.

NATURE OF OPERATIONS

     The Company is a worldwide company engaged in gold production, exploration for gold and acquisition of gold properties. Substantially all of the Company's consolidated sales and operating profit in 1995 and 1994 related to its gold mining activities in the United States. In 1996, the Company's consolidated sales resulted from operations in the United States, Uzbekistan and Indonesia. See geographic information in Note 15. Although most of the Company's consolidated identifiable assets relate to domestic activities, 19% of its assets as of December 31, 1996 related to foreign operations. The Minahasa project in Indonesia began production in early 1996, operations commenced in Uzbekistan in 1995 and the Company has a nonconsolidated equity interest in a property in Peru that went into production in 1993. The Company carries political risk insurance on its investments in all three countries. The Company also conducts exploration for gold deposits worldwide.

     Gold mining requires the use of specialized facilities and technology. The Company relies heavily on such facilities to maintain its production levels.

     Also, the profitability of the Company's current operations is significantly affected by the market price of gold. Market gold prices can fluctuate widely and are affected by numerous factors beyond the Company's control.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value. Excess cash balances are primarily invested in United States Treasury bills, with lesser amounts invested in high-quality commercial paper and time deposits.

INVESTMENTS

     Short-term investments are carried at cost, which approximates market, and include Eurodollar government and corporate obligations rated AA or higher. At December 31, 1996 and 1995, $8.7 million and $7.9 million, respectively, of such investments secured letters of credit.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

     Investments in companies in which the Company's ownership is 20% to 50% are accounted for by the equity method of accounting and are included in other long-term assets. Included in such investments is the Company's 38% equity investment in Minera Yanacocha S.A. (See Note 17). Summarized financial information for Minera Yanacocha S.A. follows (in millions):

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1996        1995        1994
                                                           --------    --------    --------
Sales....................................................    $313.9      $212.5      $116.6
Costs applicable to sales and depreciation, depletion and
  amortization...........................................    $ 89.2      $ 66.7      $ 42.2
Exploration..............................................    $ 17.5      $ 11.4      $  4.1
Other, including Peruvian income tax provision...........    $ 82.5      $ 53.6      $ 29.1
Net income...............................................    $124.7      $ 80.8      $ 41.2
Dividends applicable to NGC's 38% interest...............    $ 29.6      $ 23.2          --

                                                              AT DECEMBER 31,
                                                              ----------------
                                                               1996      1995
                                                              ------    ------
Current assets..............................................  $ 85.2    $ 71.7
Noncurrent assets...........................................   108.2      88.1
                                                              ------    ------
          Total assets......................................  $193.4    $159.8
                                                              ======    ======
Current liabilities.........................................  $ 45.4    $ 50.0
Noncurrent liabilities......................................    39.8      48.3
                                                              ------    ------
          Total liabilities.................................  $ 85.2    $ 98.3
                                                              ======    ======
          Total equity......................................  $108.2    $ 61.5
                                                              ======    ======

     As a result of the contemplated ownership structure discussed in Note 16, the Batu Hijau project in Indonesia is being accounted for as an equity investment effective July 1996. The Company's investment at December 31, 1996 was $46.6 million.

     Investments in companies owned less than 20% are recorded at the lower of cost or net realizable value. Income from such investments is recorded when dividends are paid. The Company held no such investments at December 31, 1996 or 1995.

INVENTORIES

     Ore and in-process inventories and materials and supplies are stated at the lower of average cost or net realizable value. Precious metals are stated at market value.

     Non-current inventories are stated at the lower of average cost or net realizable value and represent ore-in-stockpiles from which no material is expected to be processed for more than one year after the balance sheet date.

PROPERTY, PLANT AND MINE DEVELOPMENT

     Expenditures for new facilities or expenditures which extend the useful lives of existing facilities are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives of such facilities. Productive lives range from 2 to 21 years.

     Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed, the costs incurred to develop such property, including costs to further delineate the ore body and remove overburden to initially expose the ore body, are capitalized. Such costs, and

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES
estimated future development costs, are amortized using a unit-of-production method over the estimated life of the ore body. On-going development expenditures to maintain production are generally charged to operations as incurred.

     Significant payments related to the acquisition of exploration interests are capitalized. If a mineable ore body is discovered, such costs are amortized using a unit-of-production method. If no mineable ore body is discovered, such costs are expensed in the period in which it is determined the property has no future economic value.

     Interest expense allocable to the cost of developing mining properties and to constructing new facilities is capitalized until operations commence.

     Gains or losses from normal sales or retirements of assets are included in other income or expense.

REVENUE RECOGNITION

     Gold sales are recognized when gold is produced.

MINING COSTS

     In general, mining costs are charged to operations as incurred. However, certain of the Company's deposits have diverse grade and waste-to-ore ratios over the mine's life. Mining costs for these deposits, to the extent they do not relate to current gold production, are capitalized and then charged to operations when the applicable gold is produced.

RECLAMATION AND REMEDIATION COSTS

     Estimated future reclamation and remediation costs are based principally on legal and regulatory requirements. Such costs related to active mines are accrued and charged over the expected operating lives of the mines using a unit-of-production method. Future reclamation and remediation costs for inactive mines are accrued based upon management's best estimate at the end of each period of the undiscounted costs expected to be incurred at a site. Such cost estimates include where applicable, ongoing care, maintenance and monitoring costs. Changes in estimates are charged to earnings in the period an estimate is revised.

INCOME TAXES

     The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the liability method of SFAS 109, the Company recognizes certain temporary differences between the financial reporting basis of the Company's liabilities and assets and the related income tax basis for such liabilities and assets. This generates a net deferred income tax liability or net deferred income tax asset for the Company as of the end of the year, as measured by the statutory tax rates in effect as enacted. The Company derives its deferred income tax charge or benefit by recording the change in the net deferred income tax liability or net deferred income tax asset balance for the year.

     The Company's deferred income tax assets include certain future tax benefits such as net operating losses or tax credit carryforwards. The Company must record a valuation allowance against any portion of those deferred income tax assets which it believes it will more likely than not fail to realize.

GOLD HEDGING ACTIVITIES

     The Company may enter into gold loans, options contracts and forward sales contracts to hedge the effect of price changes on the gold it produces. Gains and losses realized on such instruments, as well as any cost or revenue associated therewith, are recognized in sales when the related gold is produced.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

EARNINGS PER COMMON SHARE

     The treasury stock method is used in computing earnings per common and common equivalent share. Earnings per common and common equivalent share are based on the sum of the weighted average number of common shares outstanding during each period and the assumed exercise of stock options having exercise prices less than the average market prices of the common stock. The convertible preferred shares outstanding until conversion, as discussed in Note 8, were not common stock equivalents as they were anti-dilutive.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

RECLASSIFICATIONS

     Certain amounts in prior years have been reclassified to conform to the 1996 presentation.

(2) ACQUISITION OF NMC'S OPERATIONS

     Effective January 1, 1994, NGC acquired all of the operations of NMC. The transaction included the following: (i) the transfer by NMC to NGC of 8,649,899 shares of the 94,500,000 shares of common stock of NGC then held by NMC; (ii) the transfer by NMC of all of its other assets to NGC; (iii) the assumption by NGC of all the liabilities (contingent or otherwise) of NMC (including NGC's $159.6 million of advances to NMC as of December 31, 1993), but not NMC's obligations with respect to its then $5.50 convertible preferred stock (the "NMC preferred stock") (except for accrued and unpaid dividends as of December 31,
1993) and its employee stock options exercisable for NMC's common stock; (iv) the issuance by NGC to NMC of 2,875,000 shares of $5.50 convertible preferred stock with a par value of $5.00 per share, and having terms identical to the NMC preferred stock (except that upon conversion, NMC was entitled to receive shares of NGC's common stock instead of NMC's common stock); and (v) the issuance by NGC to NMC of stock options exercisable for shares of NGC's common stock having terms identical to NMC's employee stock options (except upon exercise, NGC's common stock is issued instead of NMC's common stock).

     NGC accounted for the transaction as a transfer of assets and liabilities between entities under common control. As a result, the transferred assets and liabilities were recorded by NGC at NMC's historical cost with the difference charged to retained earnings. The 8,649,899 shares of common stock of NGC transferred by NMC to NGC were recorded as treasury stock at the book value of those shares on December 31, 1993. NGC's convertible preferred stock was recorded at its par value.

     The terms of the transaction intended that the preferred stock and stock options issued by NGC to NMC be exercised to the extent NMC preferred stock and outstanding NMC stock options are exercised and NGC grants to NMC additional stock options to the extent additional stock options are granted by NMC. As a result of the transaction and giving effect to the subsequent conversion of preferred stock and issuance of common stock (see Note 8), stock option exercises by NMC and additional stock option grants by NGC, NMC's only assets at December 31, 1996 are (i) 99,522,308 shares of common stock of NGC which approximates 90.5% of the NGC's common stock outstanding and (ii) stock options to purchase 2,450,351 shares of NGC.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

(3) INVENTORIES

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
                                                                 (IN THOUSANDS)
Current:
  Ore and in-process inventories............................  $ 95,922    $101,684
  Precious metals...........................................    33,304      29,691
  Materials and supplies....................................    57,413      40,651
  Other.....................................................     1,706       1,958
                                                              --------    --------
                                                              $188,345    $173,984
                                                              --------    --------
Non-current:
  Ore-in-stockpiles (included in other long-term assets)....  $ 85,652    $ 53,167
                                                              ========    ========

(4) PROPERTY, PLANT AND MINE DEVELOPMENT

                                                                  AT DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Land and mining claims......................................  $   71,432    $   56,846
Buildings and equipment.....................................   1,472,090     1,387,586
Mine development............................................     254,297       246,043
Construction-in-progress....................................      58,829       137,436
                                                              ----------    ----------
                                                               1,856,648     1,827,911
Accumulated depreciation, depletion and amortization........    (747,320)     (695,501)
Capitalized mining costs....................................     192,624       122,868
                                                              ----------    ----------
                                                              $1,301,952    $1,255,278
                                                              ==========    ==========

(5) OTHER ACCRUED LIABILITIES

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
                                                                 (IN THOUSANDS)
Interest....................................................  $ 26,927    $ 33,696
Contingent dividends received (see Note 17).................    18,556       8,143
Payroll and related benefits................................    17,497      18,443
Reclamation and remediation.................................    10,000      10,000
Plant and equipment.........................................     4,981      17,926
Other.......................................................    32,803      34,104
                                                              --------    --------
                                                              $110,764    $122,312
                                                              ========    ========

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

(6) INCOME TAXES

     Components of the Company's consolidated deferred income tax liabilities and assets are as follows (in thousands):

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
Deferred tax liabilities:
  Accelerated tax depreciation..............................  $(60,016)   $(63,219)
  Capitalized mining costs..................................   (24,719)     (3,843)
  Capitalized interest......................................    (8,951)     (8,158)
  Depletion of the cost of land and mining claims...........    (2,474)     (2,872)
  Net undistributed earnings from equity investment.........    (2,108)     (1,357)
  Other.....................................................      (487)       (923)
                                                              --------    --------
          Deferred tax liabilities..........................   (98,755)    (80,372)
                                                              --------    --------
Deferred tax assets:
  Exploration costs.........................................    61,405      69,746
  Remediation and reclamation costs.........................    33,391      31,842
  Alternative minimum tax credit carryforward...............    23,166       7,769
  Sale/leaseback transaction, net...........................    12,512       9,638
  Foreign tax credit carryforward...........................    12,461       1,262
  Retiree benefit costs.....................................    11,277       9,933
  Capitalized inventory costs...............................     9,937      10,622
  Deferred gain on interest rate hedges.....................     2,940       3,240
  Mine development costs....................................     2,759         199
  Relocation/reorganization costs...........................     2,491       2,610
  Other.....................................................     3,857       2,911
                                                              --------    --------
          Deferred tax assets...............................   176,196     149,772
                                                              --------    --------
  Valuation allowance for deferred tax assets...............   (14,000)     (9,800)
                                                              --------    --------
  Net deferred tax assets...................................  $ 63,441    $ 59,600
                                                              ========    ========

     As of December 31, 1996, the Company had approximately $23.2 million of nonexpiring alternative minimum tax credit carryforwards and approximately $12.5 million of foreign tax credit carryforwards. Of these foreign tax credit carryforwards, $1.3 million expire in 2000 and $11.2 million expire in 2001.

     Based primarily upon estimates of future operations, the Company, more likely than not, will utilize $162.2 million of the $176.2 million of deferred income tax assets at December 31, 1996. This estimate reflects a valuation allowance of $14.0 million, which is an increase of $4.2 million from December 31, 1995's valuation allowance.

     The Company, however, gives no assurance that it will generate sufficient taxable income to fully realize the $162.2 million of deferred income tax assets at December 31, 1996. The Company's future levels of taxable income will depend, in part, upon gold prices, general economic conditions and other factors beyond the Company's control.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

     The Company's pre-tax financial statement income (loss) consists of (in thousands):

                                                         YEARS ENDED DECEMBER 31,
                                                      -------------------------------
                                                       1996        1995        1994
                                                      -------    --------    --------
Domestic............................................  $28,013    $136,387    $ 68,880
Foreign.............................................   46,559       5,477     (14,820)
                                                      -------    --------    --------
                                                      $74,572    $141,864    $ 54,060
                                                      =======    ========    ========

     The Company's benefit (provision) for income taxes consists of (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1996        1995       1994
                                                       -------    --------    -------
Current:
  Domestic...........................................  $ 7,565    $(30,815)   $(3,660)
  Foreign............................................   (4,005)     (2,477)      (586)
                                                       -------    --------    -------
                                                         3,560     (33,292)    (4,246)
                                                       -------    --------    -------
Deferred:
  Domestic...........................................   17,465      16,300     33,580
  Foreign............................................   (1,625)         --         --
                                                       -------    --------    -------
                                                        15,840      16,300     33,580
                                                       -------    --------    -------
                                                       $19,400    $(16,992)   $29,334
                                                       =======    ========    =======

     The Company's resulting benefit (provision) for income taxes differ from the amounts computed by applying the United States corporate income tax statutory rate for the following reasons (in thousands):

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1996        1995        1994
                                                     --------    --------    --------
U.S. corporate income tax at statutory rate........  $(26,100)   $(49,652)   $(18,921)
Percentage depletion...............................    24,933      26,999      27,437
Resolution of tax issues associated with prior
  years............................................     6,000          --      16,250
Foreign tax credits................................    13,057       8,658       4,421
Foreign losses (earnings)..........................     1,705      (1,715)         --
State taxes........................................        --      (1,300)       (500)
Non-taxable portion of dividends received from
  domestic corporations............................        --         700         564
Other..............................................      (195)       (682)         83
                                                     --------    --------    --------
                                                     $ 19,400    $(16,992)   $ 29,334
                                                     ========    ========    ========

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

(7) DEBT

LONG-TERM DEBT

     Long-term debt consists of (in thousands):

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
Sale-leaseback of refractory ore treatment plant............  $349,134    $349,134
8 5/8% notes................................................   150,000     150,000
Medium-term notes...........................................    42,000      42,000
Project financing...........................................    63,125      67,500
                                                              --------    --------
                                                               604,259     608,634
Current maturities..........................................   (19,250)     (4,375)
                                                              --------    --------
                                                              $585,009    $604,259
                                                              ========    ========

     Scheduled minimum long-term debt repayments are $19.3 million in 1997, $25.0 million in 1998, $33.5 million in 1999, $14.4 million in 2000, $11.9 million in 2001 and $500.2 million thereafter. Actual payments may be greater in any one year due to actual operating cash flows realized. The Company is in compliance with all covenants associated with its debt.

  Sale-Leaseback of the Refractory Ore Treatment Plant

     In September 1994, the Company entered into a sale and leaseback agreement for its refractory ore treatment plant located in Carlin, Nevada for $349.1 million. The transaction was accounted for as debt for financial statement purposes, with the cost of the refractory ore treatment plant recognized as an asset and depreciated. The lease is for 21 years and the aggregate future minimum lease payments, which include interest, as of December 31, 1996 and 1995 were $638.2 million and $667.9 million, respectively. Payments began in January 1996 and are $29.7 million annually through 2000. Principal payments are included in these amounts beginning in 1998. The lease has purchase options during and at the end of the lease at predetermined prices. The interest rate on this sale-leaseback transaction is 6.36%. Because of the uniqueness of this transaction, the Company determined that it is not practicable to estimate the fair value of this debt.

     In connection with this transaction, the Company entered into certain interest rate contracts to hedge the interest cost of the financing. These contracts were settled for a gain of $11 million which is being recognized as a reduction of interest expense over the term of the lease. As a result of this gain, the effective interest rate on this sale and leaseback transaction is 6.15%.

  8 5/8% Notes

     Unsecured notes with a principal amount of $150 million due April 1, 2002 bearing an annual interest rate of 8 5/8% were outstanding at December 31, 1996 and 1995. Interest is payable semi-annually in April and October and the notes are not redeemable prior to maturity. Using interest rates prevailing on similar instruments at December 31, 1996 and 1995, this debt was estimated to have a fair value of $165.7 million and $169.5 million, respectively.

  Medium-Term Notes

     Notes totalling $42 million, with a weighted average interest rate of 7.7%, maturing on various dates ranging from mid-1999 to late 2004, were outstanding as of December 31, 1996 and 1995. Interest is payable semi-annually in March and September and the notes are not redeemable prior to maturity. Using the interest

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES
rates prevailing on similar instruments at December 31, 1996 and 1995, this debt was estimated to have a fair value of $44.4 million and $44.9 million, respectively.

  Project Financing Facility

     The Company, through a wholly-owned subsidiary, is a 50% participant in Zarafshan-Newmont Joint Venture ("Zarafshan-Newmont") in the Republic of Uzbekistan. The other 50% participants are two entities of the Uzbekistan government.

     As of December 31, 1996, Zarafshan-Newmont had $126.25 million outstanding on a project financing loan secured by the assets of the project. The loan is to be repaid in semi-annual installments until 2001. Starting in 1997, the average interest rate is between 3.9 and 4.25 percentage points over the three-month London Interbank Offered Rate. The carrying amount of the loan is estimated to approximate its fair market value. The weighted average interest rates for 1996 and 1995 were 8.2% and 8.4%, respectively, and the interest rates at December 31, 1996 and 1995 were 9.4% and 8.2%, respectively.

     Until defined completion tests have been satisfied, the Company has guaranteed the payment of certain amounts due under the loan which totaled $58.75 million at December 31, 1996. The 50% Uzbek partner has guaranteed the repayment of the remaining amount due under the loan until such completion tests have been satisfied. After satisfaction of the completion tests, the loan becomes non-recourse to the Zarafshan-Newmont partners. The lenders have agreed to extend the date by which the completion tests must be met to October 1998.

  Revolving Credit Facility

     The Company has a $400 million revolving credit facility with a consortium of banks that expires in April 1998. No amounts were outstanding under the facility as of December 31, 1996 and 1995. Interest rates are variable and adjust subject to changes in the Company's long-term debt ratings and to usage of the facility in terms of borrowings as a percentage of commitments. Currently, the Company's interest rate is the lenders' base rate plus 0.25%. The Company has the option to fix the rate for up to six months. There is an annual facility fee which will also adjust subject to the Company's debt ratings. This fee is currently 0.15% of the lenders' total commitment.

     The credit agreement contains covenants that limit consolidated indebtedness, as defined, to 67% of total capitalization; require minimum net worth, as defined, of $300 million and $275 million in 1996 and 1995, respectively, which then increases to $325 million in 1997; and require an interest coverage ratio, as defined, of not less than 2.5 to 1.

  Short-Term Debt

     All short-term debt at December 31, 1996 and 1995 consisted of bank debt. The Company had unsecured demand bank lines of credit aggregating $70 million and $39 million at December 31, 1996 and 1995, respectively, of which $46.0 million and $29.2 million were outstanding at the same respective periods. These facilities bear interest at customary short-term rates for borrowers with similar credit ratings. The carrying value of this debt is assumed to approximate its fair value. The weighted average interest rates for 1996 and 1995 were 6.9% and 8.8%, respectively, and the interest rates at December 31, 1996 and 1995 were 8.25% and 8.5%, respectively.

  Capitalized Interest

     Capitalized interest was $5.4 million, $11.6 million and $19.7 million in 1996, 1995 and 1994, respectively.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

(8)  STOCKHOLDERS' EQUITY

COMMON STOCK OFFERING

     In January 1996, NMC issued 4.65 million shares of common stock for $51.87 per share under an existing "shelf" registration statement with the Securities and Exchange Commission. Proceeds of the issue netted $241.3 million and were used to purchase an equal number of shares of common stock of NGC. Such proceeds were used by NGC to fund its operations. This transaction increased NMC's ownership of NGC to 90.5%.

  Stock Options

     As part of the transaction with NMC discussed in Note 2, NGC issued options to NMC to purchase shares of NGC's common stock. NGC issued options in the same number and with the same exercise prices as all of the NMC employee stock options then outstanding. Additional options have been and will continue to be issued by NGC to NMC to match the terms of additional NMC employee stock options granted. NMC has exercised and will continue to exercise the stock options issued to it by NGC to the extent the corresponding NMC stock options have been or will be exercised.

     Substantially all of the NMC options have been granted to participants under NMC's 1982 Key Employees Stock Option Plan, 1987 Key Employees Stock Option Plan, 1992 Key Employees Stock Plan and 1996 Employees Stock Plan (collectively, the "plans"). NMC continues to grant NMC options to eligible participants under its 1987 Key Employees Stock Option Plan, 1992 Key Employees Stock Plan and 1996 Employees Stock Plan.

     Under NMC's stock option plans, options to purchase shares of NMC are granted to key employees generally at the fair market value of such shares on the date of grant. NMC options under these plans generally vest over a two year period and are exercisable over a period not exceeding ten years. At December 31, 1996, 2,831,003 shares were available for future grants under NMC's plans.

     In 1994, 1993 and 1992 certain key executives were granted NMC options that, although the exercise price is generally equal to the fair market value on the date of grant, cannot be exercised when otherwise vested unless the market price of NMC's common stock is a defined amount above the NMC option exercise price. In addition, the same executives were granted NMC options in 1994, 1993 and 1992 having exercise prices in excess of the fair market value on the date of grant. Generally, these key executive NMC options vest over a period of one to five years and are exercisable over a ten year period. At December 31, 1996, 605,989 of these NMC options were outstanding.

     The following table summarizes annual total stock option activity for each of the three years ended December 31:

                                            1996                    1995                    1994
                                    ---------------------   ---------------------   ---------------------
                                                WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                 AVERAGE                 AVERAGE                 AVERAGE
                                     NUMBER     EXERCISE     NUMBER     EXERCISE     NUMBER     EXERCISE
                                    OF SHARES     PRICE     OF SHARES     PRICE     OF SHARES     PRICE
                                    ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning of
  year............................  2,350,587      $40      2,177,546      $39             --      $--
Granted...........................    869,909      $55        534,035      $41      2,486,117      $41
Exercised.........................   (660,136)     $37       (232,109)     $34       (229,831)     $31
Forfeited.........................   (110,009)     $46       (128,885)     $41        (78,740)     $41
                                    ---------               ---------               ---------
Outstanding at end of year........  2,450,351      $46      2,350,587      $40      2,177,546      $39
                                    =========               =========               =========
Options exercisable at year end...  1,205,399               1,287,688               1,007,998
Weighted-average fair value of
  options granted during the
  year............................  $   20.83               $   16.14                      Not calculated

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

     The following table summarizes information about stock options outstanding at December 31, 1996 with exercise prices equal to the fair market value on the date of grant and no restrictions on exercisability after vesting:

                                 OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                  -------------------------------------------------   ------------------------------
                                WEIGHTED-AVERAGE
   RANGE OF         NUMBER         REMAINING       WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
---------------   -----------   ----------------   ----------------   -----------   ----------------
  $27 to $35          91,553       4.3 years             $31             91,553           $31
  $35 to $43         817,699       7.9 years             $40            555,298           $40
  $43 to $51         533,790       9.4 years             $51             90,351           $46
  $51 to $59         401,320       9.3 years             $58                 --           $--
                   ---------                                            -------
  $27 to $59       1,844,362       8.5 years             $47            737,202           $40
                   =========                                            =======

     Information about all other stock options outstanding at December 31, 1996 is summarized below:

                                                                OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                                       -------------------------------------   -----------------------
                                                                      WEIGHTED-
                                                                       AVERAGE     WEIGHTED-                 WEIGHTED-
                                           RANGE OF                   REMAINING     AVERAGE                   AVERAGE
                                           EXERCISE      NUMBER      CONTRACTUAL   EXERCISE      NUMBER      EXERCISE
             TYPE OF OPTION                 PRICES     OUTSTANDING      LIFE         PRICE     EXERCISABLE     PRICE
             --------------               ----------   -----------   -----------   ---------   -----------   ---------
Options with exercise prices in excess
  of the fair market value on the date
  of the grant..........................  $40 to $56     355,581      6.2 years       $49        286,687        $47
Options that cannot be exercised until
  the market price of NMC's stock
  exceeds a fixed amount above the
  exercise price........................  $30 to $41     250,408      6.7 years       $37        181,510        $37

     The Company applies APB Opinion 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for its stock options. Had compensation cost for the options been determined based upon their fair value at their grant dates in 1995 and 1996, consistent with the methodology prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," the Company's net income (in thousands) and earnings per share would have been the pro forma amounts indicated below:

                                                             YEARS ENDED
                                                            DECEMBER 31,
                                                         -------------------
                                                          1996        1995
                                                         -------    --------
                                          As
Net income..............................  reported...    $93,972    $124,872
                                          Pro forma      $89,570    $124,000
Earnings per share......................  As reported    $  0.86    $   1.17
                                          Pro forma      $  0.82    $   1.16

     For purposes of determining the pro forma amounts, the fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions for 1996 and 1995, respectively: weighted-average risk-free interest rates of 6.1% and 5.8%, dividend yield of 1% for both years, expected lives of 5 years for both periods and volatility of 35% and 39%, respectively.

     Compensation costs included in the pro forma amounts above only reflect fair values associated with options granted after January 1, 1995. These amounts may not be indicative of future amounts that will apply to all future outstanding nonvested awards or future grants.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

PREFERRED STOCK

     Effective January 1, 1994, as a result of the transaction discussed in Note 2, NGC issued to NMC 2.875 million shares of $5.00 par value convertible preferred stock at a value of $100 per share. As discussed in Note 2, the terms of the preferred stock mirrored the terms of the NMC preferred stock (except that upon conversion, NMC was entitled to receive shares of NGC's common stock instead of NMC's common stock). Through NGC's preferred stock, NGC facilitated NMC's compliance of its continuing obligations on the NMC preferred stock. Dividends paid by the Company to NMC for the NGC preferred stock were in turn paid by NMC to the holders of the NMC preferred stock. The NGC annual preferred stock dividend was $5.50 per share which was cumulative from January 1, 1994 and was payable quarterly.

     NMC called all of the outstanding 2.875 million shares of $5.50 convertible preferred stock, $5.00 par value, for redemption on December 14, 1995 at a redemption price of $105.21 per share. NGC, exercising its redemption right under its preferred stock, called all of its 2.875 million shares of $5.00 par value convertible preferred stock for redemption on the same date and at the same price. For both companies, each share of preferred stock was convertible at the option of the shareholder into shares of common stock at a conversion price of $36.395 per share of common stock (equivalent to a conversion rate of 2.7476 shares of common stock for each whole share of convertible preferred stock). Essentially all of the NMC preferred stock was converted prior to the redemption date. As a result, NMC converted the same number of NGC preferred shares as those of converted NMC preferred shares. This ensured that NMC's holding of outstanding shares of NGC's common stock was equal to the outstanding shares of NMC stock. In total, 7.9 million shares of NGC common stock were issued to NMC.

(9) EMPLOYEE BENEFIT PLANS

PENSION BENEFITS

     The Company has two qualified non-contributory defined benefit pension plans, one which covers salaried employees and the other which covers substantially all hourly employees. The Company also has a non-qualified supplemental pension plan for salaried employees whose benefits under the qualified plan are limited by federal legislation. The vesting period is five years of service for each plan. The plans' benefit formulas are based on an employee's years of credited service and either such employee's last five years average pay (salaried plans) or a flat dollar amount adjusted by a service-weighted multiplier (hourly plan).

     Pension costs are determined annually by independent actuaries and pension contributions to the qualified plans are made based on funding standards established under the Employee Retirement Income Security Act of 1974 ("ERISA").

     The components of pension expense for these three plans, in the aggregate, consist of (in thousands):

                                             YEARS ENDED DECEMBER 31,
                                          ------------------------------
                                            1996       1995       1994
                                          --------    -------    -------
Service cost............................  $  4,351    $ 2,651    $ 3,070
Interest cost on projected benefit
  obligation............................     5,317      4,755      4,633
Return on assets........................   (10,754)    (5,938)    (5,370)
Net amortization and deferral...........     4,812        176        211
                                          --------    -------    -------
Pension expense.........................  $  3,726    $ 1,644    $ 2,544
                                          ========    =======    =======

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

     The following tables set forth the funded status of the Company's pension plans and the amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1995, respectively (in thousands):

                                                 AT DECEMBER 31, 1996
                                          -----------------------------------
                                           SALARY     HOURLY     SUPPLEMENTAL
                                          PENSION     PENSION       SALARY
                                            PLAN       PLAN      PENSION PLAN
                                          --------    -------    ------------
Actuarial present value of benefit
  obligations:
  Accumulated benefit obligation-
     Vested benefits....................  $(56,997)   $(7,737)     $  (590)
     Non-vested benefits................    (2,420)    (1,293)         (53)
                                          --------    -------      -------
                                           (59,417)    (9,030)        (643)
  Effect of future salary
     increases/service-weighted benefit
     multiplier.........................    (9,020)      (654)        (157)
                                          --------    -------      -------
Projected benefit obligation............   (68,437)    (9,684)        (800)
Plan assets at fair value...............    76,979      8,870           --
                                          --------    -------      -------
Plan assets greater (less) than
  projected benefit obligation..........     8,542       (814)        (800)
Unrecognized prior service cost.........      (505)     1,220          523
Unrecognized net (gain) loss............    (4,306)      (492)       3,493
Unrecognized net transition (asset)
  liability.............................    (1,750)       (66)       1,939
Adjustment required to recognize minimum
  liability.............................        --         --       (5,798)
                                          --------    -------      -------
Net pension asset (liability)...........  $  1,981    $  (152)     $  (643)
                                          ========    =======      =======

                                                 AT DECEMBER 31, 1995
                                          -----------------------------------
                                           SALARY     HOURLY     SUPPLEMENTAL
                                          PENSION     PENSION       SALARY
                                            PLAN       PLAN      PENSION PLAN
                                          --------    -------    ------------
Actuarial present value of benefit
  obligations:
  Accumulated benefit obligation --
     Vested benefits....................  $(56,420)   $(6,637)     $  (430)
     Non-vested benefits................    (2,102)    (1,381)         (20)
                                          --------    -------      -------
                                           (58,522)    (8,018)        (450)
  Effect of future salary increases.....    (7,631)        --          (43)
                                          --------    -------      -------
Projected benefit obligation............   (66,153)    (8,018)        (493)
Plan assets at fair value...............    68,331      6,918           --
                                          --------    -------      -------
Plan assets greater (less) than
  projected benefit obligation..........     2,178     (1,100)        (493)
Unrecognized prior service cost.........      (548)       130          567
Unrecognized net loss...................     2,752        871        3,549
Unrecognized net transition (asset)
  liability.............................    (2,215)       (72)       2,327
Adjustment required to recognize minimum
  liability.............................        --         --       (6,400)
                                          --------    -------      -------
Net pension asset (liability)...........  $  2,167    $  (171)     $  (450)
                                          ========    =======      =======

     In October 1996, an amendment was made to increase the benefit multiplier of the benefits under the Hourly Pension Plan. The effect of this amendment was to increase the accumulated benefit obligation by

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES
approximately $0.5 million, the projected benefit obligation and prior service cost by $1.2 million and to increase the annual pension cost by $0.3 million.

     In accordance with the provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," an adjustment was required to reflect a minimum liability for the supplemental pension plan in 1996, 1995 and 1994. Such adjustment resulted in recording an intangible asset and, to the extent the minimum liability adjustment exceeded the unrecognized net transition liability, a reduction of $2.2 million, $2.3 million and $2.8 million in stockholders' equity, which is net of related deferred income tax benefits, for 1996, 1995 and 1994, respectively.

     In measuring the projected benefit obligation for the plans, the following actuarial assumptions were used:

                                                              AT DECEMBER 31,
                                                              ----------------
                                                               1996      1995
                                                              ------    ------
Weighted average discount rate..............................    7.5%      7.0%
Rate of increase in future compensation (applicable only to
  salaried plans)...........................................    4.0%      4.0%

     The weighted average expected long-term rate of return on plan assets was assumed to be 8.75% for 1996, 9.00% for 1995 and 8.25% for 1994.

     The Company maintains a trust for the purpose of funding the supplemental pension plan as well as death benefits for officers of the Company. This trust is funded at the discretion of the Company and had a balance, which approximated market value, of $2 million, at both December 31, 1996 and December 31, 1995. Although the trust's assets can be used to pay benefits for the supplemental pension plan, they cannot be used in determining the net pension liability for the supplemental pension plan. The qualified plans' assets consist of stocks, bonds and cash.

RETIREE BENEFITS OTHER THAN PENSIONS

     The Company provides defined medical benefits to qualified retirees who were salaried employees and to their eligible dependents, and it provides defined life insurance benefits to qualified retirees who were salaried employees. In general, participants become eligible for these benefits upon retirement directly from the Company if they are at least 55 years old and the combination of their age and years of service with the Company equals 75 or more.

     The defined medical benefits cover most of the reasonable and customary charges for hospital, surgical, diagnostic and physician services and prescription drugs. Life insurance benefits are based on a percentage of final base annual salary and decline over time after retirement commences.

     The Company accounts for these postretirement benefits other than pensions under Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"). The statement requires that postretirement benefits other than pensions be accrued during an employee's service to the Company.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

     The components of expense for postretirement benefits other than pensions are shown in the table below (in thousands):

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                            1996      1995      1994
                                                           ------    ------    ------
Service cost.............................................  $2,199    $1,570    $1,846
Interest cost............................................   1,747     1,904     1,642
Amortization of net gain.................................     (64)      (80)       --
                                                           ------    ------    ------
Expense for postretirement benefits other than
  pensions...............................................  $3,882    $3,394    $3,488
                                                           ======    ======    ======

     The following table sets forth the components of the liability for the Company's plans for postretirement benefits other than pensions recognized in its balance sheet (in thousands):

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
Actuarial present value of accumulated benefit obligation
  ("APBO"):
  Retirees and eligible dependents..........................  $11,290    $12,510
  Other fully eligible plan participants....................    1,874      1,974
  Other active plan participants............................   13,541     13,076
                                                              -------    -------
          Total APBO........................................   26,705     27,560
  Unrecognized net gain.....................................    4,776        820
                                                              -------    -------
Accrued liability for postretirement benefits other than
  pensions..................................................  $31,481    $28,380
                                                              =======    =======

     At December 31, 1996 and 1995, $2.6 million of assets, with a market value of approximately the same amount, was designated in a trust to pay postretirement benefits other than pensions. Since these assets could be used to pay other employee benefits, they cannot be used for the postretirement benefit calculations. The Company has no formal policy for funding postretirement benefit obligations.

     Weighted average discount rates of 7.5% and 7.0% were used in calculating the APBO at December 31, 1996 and 1995, respectively. The assumed health care cost trend rates to measure the expected cost of benefits at December 31, 1996 start at an 8% annual increase for coverage before the age of 65 and a 7% annual increase for coverage after the age of 64. The assumed health care cost trend rates to measure the expected cost of benefits at December 31, 1995 start at a 9% annual increase for coverage before the age of 65 and an 8% annual increase for coverage after the age of 64. These rates were assumed to decrease one percentage point each year until a 5% annual rate of increase was reached, at which point a 5% annual rate of increase was assumed thereafter. The effect of a one percentage point annual increase in the assumed cost trend rates would increase the aggregate of service and interest costs by approximately 19% in 1996 and the APBO at December 31, 1996 by approximately 15%. The effect of a one percentage point annual increase in the assumed cost trend rates would increase the aggregate of service and interest costs in 1995 by approximately 23% and the APBO at December 31, 1995 by approximately 19%.

SAVINGS PLAN

     The Company has two qualified defined contribution savings plans, one which covers salaried employees and the other which covers substantially all hourly employees. In addition, the Company has a non-qualified supplemental savings plan for salaried employees whose benefits under the qualified plan are limited by federal regulations.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

     Upon the employee meeting eligibility requirements, the Company matches 100% of employee contributions of up to 6% and 4% of base salary for the salaried and hourly plans, respectively.

     The Company's matching contributions to such plans were $4.6 million, $3.7 million and $3.3 million in 1996, 1995 and 1994, respectively.

(10) WRITE-OFF OF EXPLORATION PROPERTIES

     In 1995, the Company recorded write-offs of two exploration properties totaling $52.5 million. The Ivanhoe property was purchased in June 1992. Over the next three years, extensive drilling, environmental studies and mine models were developed to determine the economics of extracting gold from the property. A feasibility report was issued in June 1995 that reflected high levels of environmental and mining costs that resulted in financial returns much lower than the Company's threshold for development. Accordingly, the decision was made not to develop the property and $18.8 million of capitalized costs associated with the property were written off in June 1995. An additional charge of $4.6 million was taken as other expense for estimated costs to reclaim areas disturbed by previous mining and exploration activity on the property.

     The Grassy Mountain property was purchased in September 1992. At the time of the purchase, certain reliance was placed upon geological models prepared by the seller. Work performed by the Company in 1993 demonstrated that the gold was not distributed as modeled by the seller. In 1994, the Company created new detailed models of the deposit based on its revised geologic interpretation. These models resulted in fewer high grade ounces, which led to the reclassification of 996,000 ounces of reserves to mineralized material at the end of 1994. However, additional drilling and modeling was required to determine whether there was an impairment of the asset based on the work performed through that date. Based on economic information at that time and the use of undiscounted cash flows, no write-down was considered necessary as of December 31, 1994. Throughout 1995, further refinement of geological and economic models continued with open-pit, underground and price hedging scenarios all resulting in deposit sizes and economic returns smaller than the Company's threshold for development. Based on these results, capitalized costs of $33.8 million relating to the Grassy Mountain property were written off in December 1995.

(11) GAIN ON SALE OF INVESTMENTS

     In May 1995, the Company sold its 10.7% interest in Southern Peru Copper Corporation for $116.4 million, which resulted in a gain of $113.2 million.

(12) DIVIDEND, INTEREST AND OTHER INCOME

     Included in dividends, interest and other income are $3.1 million, $28.3 million and $9.2 million for 1996, 1995 and 1994, respectively, for business interruption insurance that was received for problems associated with the refractory ore treatment plant at the Carlin, Nevada operations.

(13) MAJOR CUSTOMERS

     The Company is not economically dependent on a limited number of customers for the sale of its product because gold commodity markets are well-established worldwide. In 1996, sales to three customers accounted for $213.3 million, $108.5 million and $107.2 million of total sales, each of which represented more than 10% of total sales and together accounted for 56% of the annual sales. During 1995, four such customers accounted for $109 million, $85.7 million, $82.2 million and $73.1 million of total sales, or 55% of the annual sales. In 1994, sales to three such major customers accounted for $125.2 million, $99.6 million and $88.5 million, or 52% of total sales.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

(14) SUPPLEMENTAL CASH FLOW INFORMATION

     Net cash provided by operating activities includes the following cash payments (in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1996       1995       1994
                                                        -------    -------    -------
Income taxes, net of refunds..........................  $(4,477)   $18,992    $21,375
Interest, net of amounts capitalized..................  $43,021    $12,197    $ 6,975

     Excluded from the statements of consolidated cash flows are the effects of certain non-cash transactions. In July 1996, NGC began accounting for the Batu Hijau project as an equity investment (See Note 16). The adjustments that were made to the Company's balance sheet are as follows (in thousands):

                                                              INCREASE (DECREASE)
                                                              -------------------
Assets
  Other current assets......................................       $   (849)
  Property, plant and mine development, net.................        (43,936)
  Other long-term assets....................................         44,603
                                                                   --------
          Total assets......................................       $   (182)
                                                                   ========
Liabilities
  Accounts payable..........................................       $   (182)
                                                                   --------
          Total liabilities.................................       $   (182)
                                                                   ========

     In 1996, the Company retired mostly fully depreciated property, plant and equipment with an original cost of $77.0 million, which is not reflected in the statements of consolidated cash flows.

     In 1996 and 1994, the Company recognized income tax benefits of $6.0 million and $16.2 million, respectively, resulting from the resolution of certain tax issues associated with prior years.

     In 1995, as discussed in Note 8, NGC called for redemption of all of its
2.875 million shares of convertible preferred stock. Substantially all of the convertible preferred stock was converted into common stock of NGC. This transaction resulted in a non-cash decrease to preferred stock offset by a non-cash decrease to treasury stock and a non-cash increase to capital in excess of par value.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

     The following reflects the non-cash adjustments made to the Company's balance sheet effective as of January 1, 1994 for the transaction with NMC discussed in Note 2 (in thousands):

Assets
  Cash and cash equivalents.................................  $  69,361
  Short-term investments....................................     18,709
  Advances to parent........................................   (159,573)
  Inventories...............................................      3,355
  Other current assets......................................      2,311
                                                              ---------
     Current assets.........................................    (65,837)
  Property, plant and mine development, net.................     99,070
  Other long-term assets....................................    131,307
                                                              ---------
     Total assets...........................................  $ 164,540
                                                              =========
Liabilities
  Short-term debt...........................................  $  15,739
  Accounts payable..........................................      2,876
  Accrued income taxes......................................      2,143
  Other accrued liabilities.................................     29,019
                                                              ---------
     Current liabilities....................................     49,777
  Long-term debt............................................    192,000
  Reclamation liabilities...................................     55,952
  Other long-term liabilities...............................     69,586
                                                              ---------
     Total liabilities......................................    367,315
Stockholders' Equity Preferred stock........................     14,375
  Retained earnings.........................................   (140,944)
  Treasury stock............................................    (76,206)
                                                              ---------
     Total stockholders' equity.............................   (202,775)
                                                              ---------
     Total liabilities and stockholders' equity.............  $ 164,540
                                                              =========

(15) GEOGRAPHIC INFORMATION

     The Company operates predominantly in a single industry as a worldwide company engaged in gold production, exploration for gold and acquisition of gold properties. The Company has consolidated operations in the United States, Indonesia and Uzbekistan. In computing earnings from operations, no allocations of general corporate expenses, exploration and research, interest or income taxes have been made.

     Identifiable assets by country represent those assets related to the operations in those countries. Information by geographic location for the year ended December 31, 1996 is as follows (in thousands):

                                                                         INDONESIA
                                            UNITED STATES   UZBEKISTAN   AND OTHER   CONSOLIDATED
                                            -------------   ----------   ---------   ------------
Sales.....................................   $  657,882      $ 62,609    $ 47,964     $  768,455
Earnings from Operations..................   $  144,134      $ 14,423    $ 14,231     $  172,788
Exploration and Research..................   $   35,238      $  1,184    $ 22,287     $   58,709
Identifiable Assets.......................   $1,221,552      $226,721    $172,035     $1,620,308

     Included in the United States sales are $647.2 million of export sales. In 1995 and 1994, export sales from the United States were $629.1 million and $497.2 million, respectively.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

     Prior to 1996, substantially all operations were in the United States.

     The above geographic information does not include NGC's equity investment in Minera Yanacocha in Peru. NGC's equity in Minera Yanacocha's 1996 sales, earnings from operations and exploration was $119.3 million, $76.9 million and $6.6 million, respectively. NGC's equity in Minera Yanacocha's total assets at December 31, 1996 was $73.5 million. See Notes 1 and 17.

(16) COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL OBLIGATIONS

     The Company's mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations. The Company cannot predict such future expenditures.

     Estimated future reclamation and remediation costs are based principally on legal and regulatory requirements. At December 31, 1996 and 1995, $20.8 million and $19.0 million, respectively, were accrued for reclamation and remediation costs relating to currently producing mineral properties.

     In addition, the Company is involved in several matters concerning environmental obligations associated with former mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. The Company believes that the related environmental obligations associated with these sites are similar in nature with respect to the development of remediation plans, their risk profile and the compliance required to meet general environmental standards. Based upon the Company's best estimate of its liability for these matters, $49.8 million and $55.8 million were accrued for such obligations at December 31, 1996 and 1995, respectively. These amounts are included in other current liabilities and reclamation and remediation liabilities. Depending upon the ultimate resolution of these matters, the Company believes that it is reasonably possible that the liability for these matters could be as much as 100% greater or 40% lower than the amount accrued at December 31, 1996. The amounts accrued for these matters are reviewed periodically based upon facts and circumstances available at the time. Changes in estimates are charged to other expense in the period estimates are revised. Charges related to these matters were $6.6 million, $3.0 million and $16.1 million in the years ended December 31, 1996, 1995 and 1994, respectively.

     Details about certain of the more significant sites involved are discussed below.

  Idarado Mining Company ("Idarado") -- 80.1% owned by NGC

     In July 1992, NMC and Idarado signed a consent decree with the State of Colorado ("State") which was agreed to by the U.S. District Court of Colorado to settle a lawsuit brought by the State under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), generally referred to as the "Superfund Act." Idarado settled natural resources damages and past and future response costs and provided habitat enhancement work. In addition, Idarado agreed in the consent decree to undertake specified remediation work at its former mining site in the Telluride/Ouray area of Colorado. The Company expects to complete the remediation work at this property by the end of 1997. If the remediation work does not meet specific technical criteria specified in the consent decree, the State and the court reserve the right to require Idarado to perform other remediation work. Idarado and the Company have obtained a $16.3 million letter of credit to secure their obligations under the consent decree.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

  Resurrection Mining Company ("Resurrection") -- 100% owned by NGC

     In 1983, the State of Colorado filed a lawsuit under the Superfund Act which involves a Resurrection Mining Company and Asarco Incorporated ("Asarco") joint venture mining operation near Leadville, Colorado. This action was subsequently consolidated with a lawsuit filed by the U.S. Environmental Protection Agency ("EPA") in 1986, with the EPA taking the lead role. The proceedings seek to compel the defendants to remediate the impacts of pre-existing, historic mining activities that date back to the mid-1800's which the government agencies claim are causing substantial environmental problems in the area. The lawsuits have named NMC, Resurrection, the joint venture and Asarco as defendants in the proceedings. The EPA is also proceeding against other companies with interests in the area.

     The EPA divided the remedial work into two phases. Phase I addresses the Yak Tunnel, a drainage and access tunnel owned by the joint venture. Phase II addresses the remainder of the site.

     In 1988 and 1989, the EPA issued administrative orders with respect to Phase I work for the Yak Tunnel. The joint venture, Asarco, Resurrection and NMC have collectively implemented those orders by constructing a water treatment plant which was placed in operation in early 1992. The joint venture is in negotiations regarding remaining remedial work for Phase I, which primarily consists of environmental monitoring and operating and maintenance activities.

     The parties have entered into a consent decree with respect to Phase II which apportions liabilities and responsibilities for the site among the various parties. The EPA has approved remedial actions for selected components of Resurrection's portion of the site, which were initiated in 1995. However, the EPA has not yet selected the final remedy for the site. Accordingly, the Company cannot yet determine the full extent or cost of its share of the remedial action which will be required under Phase II. The government agencies may also seek to recover for damages to natural resources.

  Dawn Mining Company ("Dawn") -- 51% owned by NGC

     Dawn leased a currently inactive open-pit uranium mine on the Spokane Indian Reservation in the State of Washington. The mine is subject to regulation by agencies of the U.S. Department of Interior, the Bureau of Indian Affairs and the Bureau of Land Management, as well as the EPA. Dawn also owns a nearby uranium millsite facility.

     In 1991, Dawn's lease was terminated. As a result, Dawn was required to file a formal mine closure and reclamation plan. The Department of Interior has commenced an Environmental Impact Study to analyze Dawn's proposed plan and to consider alternate closure and reclamation plans for the mine. Dawn cannot predict at this time what type of mine reclamation plan may be selected by the Department of Interior. Dawn does not have sufficient funds to pay for the reclamation plan it proposed, for any alternate plan, or for the closure of its mill.

     The Department of Interior previously notified Dawn that when the lease was terminated, it would seek to hold Dawn and NMC (as Dawn's then 51% owner) liable for any costs incurred as a result of Dawn's failure to comply with the lease and applicable regulations. If asserted, the Company will vigorously contest any such claims. The Company cannot reasonably predict the likelihood or outcome of any future action against Dawn or the Company arising from this matter.

     Dawn has received a license for a mill closure plan which would generate funds to close and reclaim both the mine and the mill. The license is being challenged by third parties.

  Insurance Receivables

     The Company carried insurance policies for which it filed claims for the costs of certain of its remediation activities. The Company recorded receivables for claims under such policies when management believed the

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES
likelihood of recovery was probable. Prior to 1993, three of the insurance companies commenced actions against NMC seeking judgments that they had no liability. In the fall of 1993, NMC instituted a comprehensive lawsuit against its carriers.

     Based on the views of prior lead counsel, the Company had believed that significant progress in certain settlement discussions would have been achieved by mid-summer 1994, but that expectation was not realized. The absence of such anticipated progress in settlement discussions, as well as the Company's discussions with new lead counsel for the insurance recovery actions regarding its review of such actions, caused the Company in the second quarter of 1994 to provide a $20.0 million valuation allowance on its insurance receivables, which was recorded as other expense, resulting in a net balance of $16.7 million outstanding at December 31, 1994.

     In the first quarter of 1995, settlement in certain of the insurance litigation was reached enabling the Company to realize the receivable outstanding at December 31, 1994. Settlement discussions continue with respect to additional insurance litigation. Trial of this litigation has been scheduled for late 1997. The Company intends to vigorously pursue its claims with respect to the remaining litigation and believes that it is reasonably possible that additional amounts will be recovered, although no such amounts are accrued.

BATU HIJAU

     In July 1996, the Company and Sumitomo Corporation ("Sumitomo") entered into a definitive partnership agreement to develop and operate the Batu Hijau copper/gold deposit in Indonesia. The estimated cost for development of the open pit mine, mill, and infrastructure including employee housing, a port, electrical generation facilities, interest during construction, cost escalations and working capital is expected to approximate $1.9 billion. Batu Hijau contains proven and probable reserves of 12.1 million ounces (5.4 million equity ounces) of gold and 10.6 billion pounds (4.8 billion equity pounds) of copper. Production is expected to begin around the turn of the century, with a projected mine life in excess of 20 years.

     Under the terms of the agreement with Sumitomo, the Company will contribute its interest in the company that owns the project and Sumitomo will contribute an agreed upon amount of cash, expected to be approximately $235 million. After the contributions are made, the Company will retain a 45% interest in the company that owns the project and Sumitomo will have a 35% interest. The remaining 20% will be held by an unrelated Indonesian company. The parties' obligations to make their contributions to the partnership are subject to the receipt of certain approvals from the Indonesian government. Until such approvals are received, Sumitomo has agreed to fund up to $100 million of costs through non-interest bearing loans ($20.2 million of which were outstanding at December 31, 1996), which the Company has effectively guaranteed. Effectively, any amounts outstanding under such loans will go towards meeting Sumitomo's cash contribution of the previously mentioned $235 million. If such approvals are not received by March 31, 1997, either party has the right to terminate the agreement and the loans would become due. After the Sumitomo contributions are made, additional contributions required by the parties will be contributed 56.25% by the Company and 43.75% by Sumitomo. Project financing for development of the property is expected to be approximately $1 billion and will be guaranteed by the Company and Sumitomo, 56.25% and 43.75%, respectively, until project completion tests are met. The source of the Company's future contributions will be operating cash flow, bank credit lines or other third party financing as needed.

     As a result of the contemplated ownership structure, the Company is accounting for its investment in Batu Hijau as an equity investment effective July 1996. The Company's investment at December 31, 1996, which is included in other long-term assets, was $46.6 million.

     In anticipation of Indonesian government approvals related to the Batu Hijau project, the entity owning the project has entered into a construction contract for approximately $1 billion.

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

GUARANTEE OF THIRD PARTY INDEBTEDNESS

     The Company guaranteed a former NMC subsidiary's $35.7 million Pollution Control Revenue Bonds, due 2009. NMC's former subsidiary is BHP Copper Inc., formerly known as Magma Copper Company. It is expected that the Company will be required to remain liable on this guarantee as long as the bonds remain outstanding, however, the Company has not been required to pay any of these amounts, nor does it expect to have to pay any in the future.

GOLD PRICE HEDGING CONTRACTS

     The Company has entered into hedging transactions, that began maturing in January 1996 and continue through December 2000, for production from its Minahasa property, located in Indonesia. These transactions consist of forward sales of 125,000 ounces of gold per year at an average price of $454 an ounce, plus 40% of the amount by which the market price exceeds the forward sales price. No production was hedged in 1995 or 1994.

OTHER COMMITMENTS AND CONTINGENCIES

     Under a 1992 agreement with Barrick Goldstrike Mines, Inc. ("Barrick"), Barrick is mining the Company's Carlin, Nevada Post deposit which extends beyond the Company's property boundaries onto Barrick's property. The Company and Barrick share the costs so that each ounce of gold mined bears the same mining cost. The Company is obligated to pay Barrick for such costs as Barrick mines the deposit. In addition, the Company is obligated to share dewatering costs which are associated with the deposit. The Company incurred $63.7 million, $62.5 million and $39.0 million of such mining and dewatering costs in 1996, 1995 and 1994, respectively, and NGC expects to incur approximately $15 million of such costs in 1997.

     The Company has minimum royalty obligations on one of its producing mines for the life of the mine. The amount to be paid to meet the royalty obligations is based upon a defined average market gold price. Any amounts paid due to the minimum royalty obligation not being met in any year are recoverable in future years when the minimum royalty obligation is exceeded. Although the minimum royalty requirement may not be met in any certain year, the Company expects the mine's gold production over its life will meet the minimum royalty requirements.

     At December 31, 1996, there were $100.2 million of outstanding letters of credit that were primarily for bonding reclamation plans and electric supply and reinsurance agreements. The Company has provided investment collateral for $8.7 million of these letters of credit. The remaining $91.5 million represents unsecured letters of credit. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place.

     The Company is from time to time involved in various legal proceedings of a character normally incident to its business. It does not believe that adverse decisions in any pending or threatened proceedings or any amounts which it may be required to pay by reason thereof will have a material adverse effect on its financial condition or results of operations.

(17) SUBSEQUENT EVENTS

PROPOSED MERGER WITH SANTA FE PACIFIC GOLD CORPORATION

     In March 1997, NMC announced it had entered into a merger agreement with Santa Fe Pacific Gold Corporation ("Santa Fe") under which each outstanding share of Santa Fe common stock would be exchanged for 0.43 of a share of NMC common stock. A condition of the merger is that it would be accounted for as a pooling of interests by NMC. The merger is also subject to the approval of the shareholders of both companies and other customary conditions. It is expected to be consummated during the second quarter of

                     NEWMONT GOLD COMPANY AND SUBSIDIARIES

1997. If NMC is successful in acquiring Santa Fe, Santa Fe would become a wholly-owned subsidiary of NGC. NGC would issue shares of common stock to NMC equal to the number of common shares NMC issues to acquire Santa Fe (estimated to be approximately 56.5 million). Santa Fe reported 1996 sales of $337.2 million and net income of $21.1 million with total assets at December 31, 1996 of $1.3 billion, long-term debt of $454.9 million and net worth of $570.0 million as of the same date.

ADDITIONAL INTEREST IN MINERA YANACOCHA

     In November 1993, the French government announced its intention to privatize the mining assets of Bureau de Recherches Geologiques et Minieres, the geological and mining bureau of the French government ("BRGM"). In September 1994, BRGM announced its intention to transfer its 24.7% interest in Minera Yanacocha to another entity. The Company and Compania de Minas Buenaventura, S.A. ("Buenaventura"), then 38.0% and 32.3% owners of Minera Yanacocha, respectively, filed suit in Peru to seek enforcement of a provision in the bylaws of Minera Yanacocha giving shareholders preemptive rights on the proposed sale or transfer of any shareholder's interest. In February 1995, an appellate court in Peru issued a preliminary ruling in favor of the Company and Buenaventura, both of whom elected to exercise their preemptive rights to acquire their proportionate share of the 24.7% interest. In accordance with the court ruling, Minera Yanacocha canceled the BRGM shares and issued shares representing interests in Minera Yanacocha of 13.35% to the Company and 11.35% to Buenaventura. The Company deposited $48.6 million for its additional interest, together with the additional shares, with a Peruvian bank pending the final resolution of the case. The Company borrowed the $48.6 million from the same Peruvian bank with the right of set off against the deposit, and accordingly, these amounts have been netted in the accompanying balance sheet. Through December 31, 1996, the Company had received $18.6 million of dividends on the additional shares. In September 1996, a court ruling provided that the Company and Buenaventura had the right to acquire the 24.7% interest for a purchase price of $109.3 million, $59.1 million attributable to the 13.35% interest of the Company. As established by such ruling, the preemptive rights were triggered in November 1993 and thus the valuation of the shares held in escrow were calculated as of such date. BRGM and other defendants filed an appeal to the Superior Court of Lima challenging the court's determination that the preemptive rights were triggered and the date and amount of the valuation. In February 1997, the Superior Court upheld the decision of the trial court. Therefore, beginning in 1997, the Company will consider the additional interest to have been acquired and will consolidate Minera Yanacocha in its financial statements to reflect the increase in its ownership from 38% to 51.35%. BRGM and other defendants have filed a request for review of the resolution by the Superior Court of Peru. Peruvian counsel has advised the Company that decisions of the Superior Court can be modified by the Supreme Court only in very limited instances and that it is not likely that any further review will be granted.

     The following pro forma income statement assumes the acquisition of the additional interest occurred on January 1, 1996 and the pro forma balance sheet assumes the acquisition occurred on December 31, 1996. The pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations which would have been realized had the acquisition of the additional interest been considered to occur as of the dates for which the pro forma financial statements are presented. The pro forma financial statements also are not necessarily indicative of the consolidated position or results of operations in the future.

                   NEWMONT GOLD COMPANY AND MINERA YANACOCHA

              PRO FORMA CONSOLIDATED INCOME STATEMENT -- UNAUDITED
                        (IN THOUSANDS, EXCEPT PER SHARE)
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                NEWMONT     MINERA      PRO FORMA       PRO FORMA
                                                  GOLD     YANACOCHA   ADJUSTMENTS     CONSOLIDATED
                                                --------   ---------   -----------     ------------
Sales and other income
  Sales.......................................  $768,455   $313,870                     $1,082,325
  Dividends, interest and other...............    26,471      2,336                         28,807
                                                --------   --------     ---------       ----------
                                                 794,926    316,206                      1,111,132
                                                --------   --------     ---------       ----------
Costs and expenses
  Costs applicable to sales...................   476,090     89,206     $  (2,172)(A)
                                                                           (1,624)(B)      561,500
  Depreciation, depletion and amortization....   124,841     24,595        12,289(C)       161,725
  Exploration and research....................    58,709     17,482                         76,191
  General and administrative..................    48,093         --         1,624(B)
                                                                             (617)(D)       49,100
  Interest, net...............................    43,987      5,447                         49,434
  Other.......................................    13,855         --                         13,855
                                                --------   --------     ---------       ----------
                                                 765,575    136,730         9,500          911,805
Equity in income of affiliated companies......    45,221         --       (47,381)(E)       (4,949)
                                                                             (617)(D)
                                                                           (2,172)(A)
                                                --------   --------     ---------       ----------
Pretax income.................................    74,572    179,476       (59,670)         194,378
Income tax (provision) benefit................    19,400    (54,784)         (599)(F)      (35,983)
Minority interest in income of Minera
  Yanacocha...................................        --         --       (60,663)(G)      (60,663)
                                                --------   --------     ---------       ----------
Net income....................................  $ 93,972   $124,692     $(120,932)      $   97,732
                                                ========   ========     =========       ==========
Income per common share.......................  $   0.86                                $     0.89
                                                ========                                ==========
Weighted average number of shares of common
  stock and common stock equivalents
  outstanding.................................   109,766                                   109,766
                                                ========                                ==========

---------------

(A) To eliminate royalties paid by Minera Yanacocha to an equity affiliate of the Company.

(B) To eliminate management fees paid by Minera Yanacocha to a subsidiary of the Company.

(C) Estimated additional amortization of excess purchase price over book value of net assets acquired.

(D) Reclassification of the Company's share (38%) of management fees charged to Minera Yanacocha.

(E) Elimination of equity income recognized for Minera Yanacocha to reflect consolidation.

(F) Additional adjustment to taxes required for consolidation of Minera
    Yanacocha.

(G) Minority interest (48.65%) in income of Minera Yanacocha.

                   NEWMONT GOLD COMPANY AND MINERA YANACOCHA

               PRO FORMA CONSOLIDATED BALANCE SHEET -- UNAUDITED
                        (IN THOUSANDS, EXCEPT PER SHARE)
                               DECEMBER 31, 1996

                                                 NEWMONT      MINERA      PRO FORMA       PRO FORMA
                                                   GOLD      YANACOCHA   ADJUSTMENTS     CONSOLIDATED
                                                ----------   ---------   -----------     ------------
Assets
  Cash and cash equivalents...................  $  185,681   $ 40,705                     $  226,386
  Inventories.................................     188,345     15,661                        204,006
  Other.......................................      81,856     28,848                        110,704
                                                ----------   --------     --------        ----------
     Current assets...........................     455,882     85,214                        541,096
  Property, plant and mine development, net...   1,301,952    106,308     $ 53,368(A)
                                                                           (14,445)(B)     1,447,183
  Other long-term assets......................     323,240      1,887      (41,115)(C)
                                                                            (2,843)(A)       281,169
                                                ----------   --------     --------        ----------
     Total assets.............................  $2,081,074   $193,409     $ (5,035)       $2,269,448
                                                ==========   ========     ========        ==========
Liabilities
  Short-term debt and current portion of
     long-term debt...........................  $   65,231   $ 14,256                     $   79,487
  Other current liabilities...................     158,863     31,190     $ 50,525(A)        240,578
                                                ----------   --------     --------        ----------
     Current liabilities......................     224,094     45,446       50,525           320,065
  Long-term debt..............................     585,009     24,244                        609,253
  Other long-term liabilities.................     139,916     15,520                        155,436
                                                ----------   --------     --------        ----------
     Total liabilities........................     949,019     85,210       50,525         1,084,754
                                                ----------   --------     --------        ----------
Minority interest in Minera Yanacocha.........          --         --       52,639(D)         52,639
                                                ----------   --------     --------        ----------
Stockholders' Equity..........................   1,132,055    108,199      (14,445)(B)
                                                                           (41,115)(C)
                                                                           (52,639)(D)     1,132,055
                                                ----------   --------     --------        ----------
     Total liabilities and stockholders'
       equity.................................  $2,081,074   $193,409     $ (5,035)       $2,269,448
                                                ==========   ========     ========        ==========

---------------

(A) To record acquisition of additional 13.35% interest.

(B) Elimination of 13.35% of Minera Yanacocha's net book value.

(C) Elimination of the Company's investment in Minera Yanacocha to reflect consolidation.

(D) To reflect minority interest in Minera Yanacocha.

(18) UNAUDITED SUPPLEMENTARY DATA

QUARTERLY DATA

     The following is a summary of selected quarterly financial information (amounts in millions except per share amounts):

                                                                        1996
                                         ------------------------------------------------------------------
                                                         THREE MONTHS ENDED
                                         ---------------------------------------------------    YEAR ENDED
                                         MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                         ---------   --------   -------------   ------------   ------------
Sales..................................   $ 154.7    $ 181.2       $ 226.0         $206.6         $768.5
Gross profit(1)........................   $  28.1    $  38.2       $  58.5         $ 42.7         $167.5
Net income.............................   $  11.8    $  21.6       $  39.1         $ 21.5         $ 94.0
Net income per common share............   $  0.11    $  0.20       $  0.35         $ 0.20         $ 0.86
Weighted average shares
  outstanding(2).......................     108.8      110.3         110.2          110.1          109.8
Dividends declared per common share....   $  0.12    $  0.12       $  0.12         $ 0.12         $ 0.48
Closing price of common stock..........   $56.125    $50.375       $47.375         $43.75         $43.75

                                                                        1995
                                         ------------------------------------------------------------------
                                                         THREE MONTHS ENDED
                                         ---------------------------------------------------    YEAR ENDED
                                         MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                         ---------   --------   -------------   ------------   ------------
Sales..................................   $ 134.5    $ 145.1       $ 172.3         $184.4         $636.2
Gross profit(1)........................   $  26.6    $  31.6       $  52.1         $ 48.6         $158.8
Net income.............................   $  17.0    $  75.5(3)    $  27.9         $  4.6(4)      $124.9(3,4)
Preferred stock dividends..............   $   4.0    $   4.0       $   4.0         $ (0.7)(5)     $ 11.2(5)
Net income applicable to common
  stock................................   $  13.0    $  71.5(3)    $  23.9         $  5.3(4)      $113.7(3,4)
Net income per common share............   $  0.14    $  0.74(3)    $  0.25         $ 0.05(4)      $ 1.17(3,4)
Weighted average shares outstanding....      96.5       96.7          96.8           99.6(5)        97.4(5)
Dividends declared per common share....   $  0.12    $  0.12       $  0.12         $ 0.12         $ 0.48
Closing price of common stock..........   $41.375    $ 40.25       $ 40.50         $43.75         $43.75

---------------------

(1) Sales less costs applicable to sales and depreciation, depletion and amortization.

(2) In January 1996, 4.65 million shares of common stock were issued to NMC coincident with NMC's offering a like amount of shares under an existing shelf registration statement (see Note 8).

(3) Includes an after-tax gain of $72 million, or $0.75 per share for the quarter and $0.74 per share for the year, from the sale of the Company's interest in Southern Peru Copper Corporation and an after-tax charge of $15.1 million, or $0.16 per share, for the write-off of the investment and additional reclamation provision of the Ivanhoe exploration property (see Notes 10 and 11).

(4) Includes an after-tax charge of $22 million, or $0.22 per share, for the quarter and $0.23 per share for the year, for the write-off of the investment in the Grassy Mountain property (see Note 10).

(5) Substantially all of the convertible preferred stock was converted into common stock in December 1995 (see Note 8).

RATIO OF EARNINGS TO FIXED CHARGES

     As a result of the transaction with NMC discussed in Note 2, the Company's capital structure became essentially the same as NMC's. In that the Company's financial results had been fully consolidated into NMC's and the Company's capital structure became essentially that of NMC's, management believes that NMC's historical consolidated ratio of earnings to fixed charges for the two years ended December 31, 1993 is more relevant than the Company's. They represent essentially what the Company's ratios would have been had it acquired NMC's assets and assumed its liabilities at the beginning of 1992. The Company had no significant fixed charges in 1992 or 1993.

     The ratio of earnings to fixed charges for the Company was 2.1, 3.6 and 1.7 for the years ended December 31, 1996, 1995 and 1994, respectively. The ratio of earnings to fixed charges for NMC was 6.3 and 6.5 for the years ended December 31, 1993 and 1992, respectively.